Exhibit 10.4

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between ESPERION THERAPEUTICS, INC., a Delaware corporation (the “Company”) and TIMOTHY MAYLEBEN (“Executive”) is made and entered into on December 3, 2012 to be effective as of December 10, 2012 (the “Effective Date”).

1.                                      Employment; Directorship.

(a)                                 This Agreement shall be effective as of the Effective Date and shall remain in effect so long as Executive is employed by Company; provided, however, that the rights and obligations of the parties hereto contained in Articles 6 and 7 of this Agreement, and as otherwise explicitly provided in this Agreement, shall survive any termination of this Agreement until such time as such duty or obligation is satisfied in full. During the term of employment hereunder, Executive shall serve as the Chief Executive Officer and President of the Company, shall report to the Company’s Board of Directors (the “Board”), and diligently perform all such services, acts and things as are customarily done and performed by a president and chief executive officer of a company of similar size and business as the Company, together with such other duties as may reasonably be requested from time to time by the Board.

(b)                                 Executive agrees that while Executive remains an employee of the Company according to the terms of this Agreement, Executive will serve as a member of the Board at no additional compensation.  Upon any termination of Executive’s employment with the Company for any reason, Executive agrees to immediately resign from the Board.

2.                                      Devotion to the Company’s Business.  Executive shall devote substantially all of his productive time, ability and attention exclusively to the business of the Company, and Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain or profit, other than as permitted by this Section 2.  The foregoing shall not be construed as preventing Executive from devoting reasonable amounts of time to various charitable and other community activities that do not interfere with Executive’s role with the Company.  The Company acknowledges that Executive currently holds board positions with the organizations set forth on the attached Exhibit A. Executive represents, and the Company acknowledges, that none of such activities violates the restrictive covenants set forth in Section 7 of this Agreement.  Executive represents that such board positions do not conflict with and will not adversely affect Executive’s role with the Company.  Executive shall not accept any new board positions without the written consent of the compensation committee of the Company’s Board, which consent shall not be unreasonably withheld.  In the performance of his duties hereunder, Executive shall act in good faith with a view to the interests of the Company, with the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

3.                                      Compensation.

(a)                                 Base Compensation.  As compensation for the services to be performed hereunder, the Company shall pay to Executive an annual base salary of Four Hundred Thousand Dollars ($400,000.00) (the “Base Salary”), less standard withholdings and deductions payable in accordance with the Company’s standard payroll procedures.  The Executive’s Base Salary shall be subject to review and adjustment in accordance with Company policy and subject to review and approval by the Board.

(b)                                 Annual Incentive Bonus.  Executive shall be eligible for a discretionary bonus of up to forty percent (40%) of his then applicable Base Salary (the “Bonus”) as determined at the sole discretion of the Board for each fiscal year Executive is employed by the Company, beginning with fiscal year 2013.  The amount, if any, of any such Bonus for each fiscal year shall be based on Executive’s and/or the Company’s achievement of certain measurable goals, established by mutual agreement between the Board and Executive within a reasonable time following the commencement of each fiscal year.  The Company will pay the Bonus in accordance with Company’s standard practice.  To be eligible to receive the Bonus for any given year, Executive must be employed by the Company throughout that entire fiscal year.  Executive will not be eligible to receive a Bonus for any given fiscal year in which Executive’s employment with the Company terminates. The Board shall have the sole discretion to change or eliminate the annual bonus program at any time, and to determine the amount of Bonus earned by Executive, if any.

(c)                                  Stock Options.  As soon as practicable following the Effective Date, the Company shall issue to Executive options to purchase 1,911,790 shares of common stock. To the extent possible and in compliance with the Company’s option plan, such options shall be incentive stock options; provided that such options shall be non-qualified to the extent incentive stock options are not permissible. The exercise price of the options shall be the fair market value as determined by the Board, upon completion of a valuation conducted by a qualified third party to be completed as soon as reasonably practicable.  The options shall be evidenced by the Company’s standard award agreement and shall vest 25% on the first anniversary of the Effective Date with the remaining vesting 1/36 per month for the 3 years thereafter. Such option award agreement shall provide that upon the occurrence of a Change of Control (as hereinafter defined): (i) the Executive’s vesting schedule will be accelerated such that 50% of the options which would otherwise be “unvested” at the time of the Change in Control shall be vested at such time; and (ii) further, in the event that Executive’s employment is terminated without Cause or with Good Reason during the twelve (12) month period following a Change of Control, 100% of Executive’s remaining options will become vested immediately.   The Company may, at the Board’s discretion, grant additional stock options or other equity awards to Executive based on Executive’s performance, in accordance with the Company’s stock option plan or other similar employee benefits plans adopted by the Company from time to time. For purposes of this Agreement, the term “Change of Control” means (a) a sale of substantially all of the assets of the Company; (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, a majority of the voting power of the surviving corporation); or (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, a majority of the voting power of the surviving corporation); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than an initial offering of Company stock to the public registered under the Securities Act of 1933, as amended, or the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

4.                                      Benefits. The Company shall provide to Executive medical and other employee benefits as are generally available from time to time to other executive employees of the Company.  The Company shall provide Executive with those benefits currently offered to the Company’s chief executive officer, including term life insurance in amounts determined by the Company, to the extent the Company currently offers such benefits. The Company shall also have the right, but not the obligation, to purchase life insurance on Executive that benefits the Company in amounts deemed prudent to protect the Company.  Executive shall fully cooperate with the Company should it decide to obtain such life insurance.  Executive shall be entitled to take four (4) weeks of paid vacation during each calendar year in accordance with the Company’s standard policies.

5.                                      Reimbursement of Business Expenses; Commuting Expenses.  The Company shall reimburse Executive for travel, entertainment, business development and other expenses reasonably and necessarily incurred by Executive in connection with the Company’s business.  Expense reimbursement shall be subject to such policies the Company may adopt from time to time, including reasonable documentation requests. To the extent that Executive relocates his personal residence outside of the State of Michigan, the Company will reimburse Executive for reasonable commuting expenses similar to those offered to other members of the Company’s senior management team.  In such event and unless otherwise agreed to in writing by Executive and the Company, the Company expects that Executive will spend at least 80% of his time working in the Company’s Michigan office or traveling on Company business.

6.                                      Term; Termination of Employment.

6.1                               At-Will Employment. Executive’s relationship with the Company is terminable at-will.  Both Executive and the Company shall have the right to terminate Executive’s employment with Company at any time with or without Cause, and with or without advance notice, except as set forth in Section 6.3.  The at-will nature of Executive’s employment with Company may only be changed in an express written agreement signed by Executive and a duly authorized member of the Board.

6.2                               Termination by Company for Cause.  In the event that the Company terminates Executive’s employment for Cause, the Executive will only be entitled to receive Executive’s annual base salary and benefits through the time of termination, and the Company thereafter shall have no further obligation under this Agreement to Executive.  For purposes of this Agreement, “Cause” shall mean (i) conviction (including a guilty or no contest plea) on a felony indictment or for any misdemeanor involving moral turpitude that adversely affects the Company; (ii) participation in a fraud or act of dishonesty against the Company; (iii) material breach of Executive’s duties to the Company, that has not been cured to the reasonable satisfaction of the Board, within thirty (30) days following written notice to Executive (provided that no such notice and cure period will be required if such a breach is not subject to cure); (iv) intentional and material damage to the Company’s property; or (v) material breach of the employment agreement or other written agreement with the Company or written policy of the Company.

6.3                               Executive’s Voluntary Resignation.  Executive may voluntarily terminate Executive’s employment with the Company, with or without Good Reason (as hereinafter defined), upon fourteen (14) days’ advance written notice to the Company.  In the event that Executive terminates Executive’s employment with the Company without Good Reason, the Executive will only be entitled to receive Executive’s annual base salary and benefits through the date of termination, and the Company thereafter shall have no further obligation under this Agreement to Executive. Executive may resign Executive’s employment for Good Reason so long as Executive tenders Executive’s resignation to Company within thirty (30) days after the occurrence of the event or after Executive first learns of the event which forms the basis for Executive’s termination for Good Reason (whichever last occurs), citing with specificity such basis; provided that the Company shall have a period of thirty (30) days to cure any claimed Good Reason event, and if so cured, Good Reason shall be deemed not to have occurred.  For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the commencement of Executive’s employment, in each case without Executive’s consent:  (i) a material reduction in Executive’s duties, responsibilities or authority or any decrease in Executive’s Base Salary of more than twenty (20%) percent; (ii) any change in Executive’s position as the President and Chief Executive of Company or any change in Executive’s obligation to report to the Board as set forth in Section 1(a); (iii) any requirement that the Executive relocate to a work site more than fifty (50) miles from the Company’s current location in Plymouth Township, Michigan; or (iv) any material breach by Company of its obligations under this Agreement.

6.4                               Termination for Death or Disability.  Executive’s employment with Company will be automatically terminated in the event of Executive’s death, or any illness, disability or other incapacity that renders Executive physically or mentally unable regularly to perform Executive’s duties hereunder for a period of three (3) consecutive months. For purposes of this Agreement, Executive shall be disabled, mentally or physically, in the event Executive is unable, with or without accommodations required by law, to perform the essential functions of his duties to Company as prescribed hereunder, as reasonably determined by the Board based upon a medical evaluation of Executive paid for by Company (and Executive agrees to reasonably cooperate with such medical evaluation).  Upon such termination, Executive or Executive’s heirs, successors, and assigns shall not receive any compensation or benefits other than payment of accrued salary and vacation and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.  All stock options and any other stock awards held by Executive shall cease vesting as of the date of termination and shall be exercisable thereafter only pursuant to the terms of Company’s then-governing stock option plan and any separate stock award agreement between Company and Executive, which separate stock award shall control in the event of any conflict with such plan.

6.5                               Severance Upon Termination Without Cause or With Good Reason.  In the event that Executive’s employment with Company terminates without Cause or with Good Reason, Company shall pay Executive, as his sole severance benefits, severance in the amount of one (1) year of Executive’s Base Salary, less standard deductions and withholdings payable over the course of one (1) year in accordance with the Company’s standard payroll procedures, provided that Executive promptly resigns from the Company’s Board of Directors and timely executes and allows to become effective a release agreement in the form attached as Exhibit B.

7.                                      Restrictive Covenants.

7.1                               Noncompetition and Other Work Activities.  In order to protect the trade secrets and confidential and proprietary information of the Company, during his employment and for a period of one (1) year following the termination of Executive’s employment with the Company, Executive agrees that Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever:

(a)                                 engage in, become financially interested in, be employed by or have any business connection with any enterprise or division of an enterprise located in the United States or any other country, territory or region in which the Company conducts a business whose principal focus is the discovery and/or development of lipid regulating therapies (each a “Competing Business”); provided, however, that Executive may own less than two percent (2%) of the voting stock of such enterprise that is registered under Section 12 of the Securities Exchange Act of 1934, as amended;

(b)                                 directly or indirectly solicit, entice, induce, or encourage employees of the Company to leave the Company to accept work with Executive, any entity in which Executive has any interest, or a Competing Business; or

(c)                                  directly or indirectly solicit any customer or prospective customer of the Company on Executive’s own behalf or on behalf of any Competing Business for the sale of drug therapies that compete with those provided by the Company.

7.2                               Reasonable Scope of Noncompete.  Executive agrees and acknowledges that the covenants set forth in this Article 7 are reasonable and valid in geographical and temporal scope and in all other respects and are reasonably necessary for the protection of the Company.  If any court determines that any covenant set forth in this Article 7, or any portion of any such covenant, is unenforceable because of its duration or scope, such court shall have the power to reduce such duration or scope, as the case may be, and to enforce such covenant or portion in such reduced form.

7.3                               Legal and Equitable Remedies.  Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of his obligations (whether individually or together) hereunder.  Accordingly, Executive specifically agrees that Company shall be entitled to seek temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Article 7 of this Agreement and that such relief may be granted without the necessity of proving actual damages, and without bond.  Executive acknowledges and agrees that the provisions in this Article 7 are essential and material to this Agreement, and that upon breach of this Article 7 by Executive, Company is entitled to withhold providing payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to Company. This provision with respect to injunctive relief shall not, however, diminish the right of Company to claim and recover damages or other remedies in addition to equitable relief.

7.4                               Extension of Time.  In the event that Executive breaches any covenant, obligation or duty in this Article 7, any such duty, obligation, or covenants to which the parties agreed by this Article 7 shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals.  The duration and length of Executive’s duties and obligations as agreed by this Article 7 shall continue upon the effective date of any such settlement, or judicial or other resolution.

7.5.                            Intellectual Property Rights. Executive hereby confirms that he has executed and delivered to the Company the Employee Proprietary Information and Inventions Assignment in the Company’s standard form, which agreement is in effect and shall survive the termination of Executive’s employment.

8.                                      Arbitration.  With the sole exception of any claim by the Company against Executive to enforce Article 7 of this Agreement, which claim the parties hereby agree may be brought in any court of competent jurisdiction in the State of Michigan, in the event of any dispute or claim relating to or arising out of Executive’s employment relationship with the Company or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination) where the relief sought is the payment of money, Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator selected by, and conducted pursuant, to the rules for arbitration of employment disputes by the American Arbitration Association.   Any such claim shall be arbitrated in Ann Arbor, Michigan.  The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction.  The arbitrator shall issue an award in writing and state the essential findings of fact and conclusions of law on which the award is based.  By executing this Agreement, Executive and the Company are both waiving the right to a jury trial with respect to any such disputes.  The arbitrator shall have the authority to allocate fees (including attorney fees) and all other cost and expenses between the parties, including the ability to award such fees, costs and expenses to the prevailing party. Executive agrees that unless a shorter period of limitations applies, any claim, suit, action, administrative charge or other proceeding arising out of Executive’s employment or the termination of Executive’s employment, without limitation, claims arising under State or Federal civil rights statutes, must be brought or asserted by Executive within one year of the event giving rise to the claim or be forever barred.  Executive expressly waives any longer statute or other period of limitations to the contrary.

9.                                      Notice.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to Company at its primary office location and to Executive at Executive’s address as listed on Company payroll (which address may be changed by written notice).

10.                               Miscellaneous.

(a)                                 The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(b)                                 The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding on, Company and its successors and assigns.  This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void.  For all purposes under this Agreement, the term “Company” shall include any successor to Company’s business and/or assets that assumes Company’s rights and obligations under this Agreement.

(c)                                  The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement.  The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(d)                                 This Agreement sets forth the entire understanding and agreement of Executive and Company with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof.  No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(e)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles.

(f)                                   Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

(g)                                  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date set forth above.

COMPANY:

ESPERION THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Roger S. Newton
Name:	Roger S. Newton
Its:	President and Chief Executive Officer

EXECUTIVE:

/s/ Timothy Mayleben
TIMOTHY MAYLEBEN

Exhibit A

Other Board Positions

Aastrom Bioscience, Inc.

DeNovo Sciences, Inc.

Intelliject Corporation

Lycera Corporation

Marinus Pharmaceuticals, Inc.

University of Michigan Wolverine Venture Fund

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Exhibit B

Form of Release

RELEASE AGREEMENT

Timothy Mayleben (“Executive”) and Esperion Therapeutics, Inc. (“Company”) each acknowledge that (i) Executive and Company are party to an Employment Agreement dated                       , 2012 (the “Employment Agreement”), pursuant to which certain provisions thereof expressly survive the cessation of Executive’s employment thereunder, (ii) Executive is party to that certain Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”), certain provisions of which expressly survive the cessation of Executive’s employment with Company; and (iii) Executive and Company may be party as of the date of this Release Agreement of one or more option agreements and/or related option grant notices (collectively, the “Stock Rights Instruments”).  The parties further acknowledge that nothing in this Release Agreement shall:  (i) release Executive or Company from violations occurring after the cessation of Executive’s employment with Company of any of their respective obligations under any of the provisions of the Employment Agreement (including, without limitation, Company’s obligation to provide severance or benefits to Executive) or the Proprietary Information and Inventions Agreement which survive the cessation of Executive’s employment with Company; (ii) eliminate Executive’s rights under any of the provisions of the Employment Agreement which survive the cessation of Executive’s employment with Company; and (iii) affect Executive’s or Company’s rights or obligations with respect to the Stock Rights Instruments.

In consideration for the severance benefits actually provided to Executive pursuant to the Employment Agreement, Executive hereby releases, acquits and forever discharges Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification Executive may have as a result of any action against Executive based on Executive’s employment with Company, or as otherwise provided in applicable insurance policies or other agreements) arising out of or in any way related to events, acts or conduct occurring on or prior to the date Executive executes this Release Agreement, including, without limitation, any claims arising out of or in any way connected with the Employment Agreement, Executive’s employment with Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; Michigan laws relating to employment, including, without limitation, the Elliot-Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, the Michigan Whistleblowers Protection Act and Michigan Wage and Fringe Benefit Statute; tort law; contract law; wrongful discharge;

B-1

discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

The Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under ADEA.  Executive also acknowledges that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which Executive was already entitled.  Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that (A) Executive’s waiver and release do not apply to any rights or claims that may arise after Executive executes this Release Agreement; (B) Executive has the right to consult with an attorney prior to executing this Release Agreement; (C) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose to voluntarily execute this Release Agreement earlier); (D) Executive has seven (7) days following the execution of this Release Agreement by the parties to revoke the Release Agreement in a written notice of revocation provided to the Chairman of the Company’s Board of Directors; and (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release Agreement is executed by the Executive, provided that Company has also executed this Release Agreement by that date.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HIS RELEASE OF CLAIMS INCLUDES, BUT IS NOT LIMITED TO, ANY UNKNOWN OR UNSUSPECTED CLAIMS.

THIS IS A RELEASE – READ BEFORE SIGNING

ESPERION THERAPEUTICS, INC.

By:
Name:	TIMOTHY MAYLEBEN
Title:

Date:	Date:

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